Exhibit (a)(1)(b)

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “AXXES PRIVATE MARKETS FUND”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF JANUARY, A.D. 2024, AT 11:07 O`CLOCK A.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
6913133 8100 SR# 20240107635	Authentication: 202587493
You may verify this certificate online at corp.delaware.gov/authver.shtml	Date: 01-12-24

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

AXXES PRIVATE MARKETS FUND

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1. Name: The name of the statutory trust amended hereby is Axxes Private Markets Fund.

2. Amendment: The Certificate of Trust is hereby amended to remove the Delaware Trustee and add the following items:

a.	Registered Agent. The name and business address of the Registered Agent in the State of Delaware is: The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

b.	Registered Investment Company. The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

3. Effective Date: This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned Trustee of the Trust has executed this Certificate of Amendment on the 12th day of January, 2024.

By:	/s/ Ray Joseph
Name:	Ray Joseph
Title:	Trustee

State of Delaware

Secretary of State

Division of Corporations

Delivered 11:07 AM 01/12/2024

FILED 11:07 AM 01/12/2024

SR  20240107635  -  File Number  6913133